Exhibit 99.1

NEWFIELD ANNOUNCES SECOND QUARTER RESULTS**

FOR IMMEDIATE RELEASE

     Houston – (July 27, 2004) - Newfield Exploration Company (NYSE:NFX) today announced its financial and operating results for the second quarter of 2004. A conference call to discuss the results is planned for 8:30 a.m. (CDT), Wednesday, July 28. To participate in the call, dial 719-457-2665. A listen-only broadcast will also be provided over the Internet. Simply go to the Investor Relations section at http://www.newfld.com.

Second Quarter 2004

     For the second quarter of 2004, Newfield reported net income of $67.4 million, or $1.18 per share (all per share amounts are on a diluted basis). Stated without the effect of $1.3 million ($0.8 million after-tax), or $0.01 per share, of income related to unrealized commodity derivative transactions, net income for the second quarter was $66.6 million, or $1.17 per share. Revenues in the second quarter of 2004 were $282.7 million. Net cash provided by operating activities before changes in operating assets and liabilities was $185.1 million in the second quarter of 2004. See Explanation and Reconciliation of Non-GAAP Financial Measures.

     Newfield’s results for the second quarter of 2004 compare favorably to the same period of the prior year. Net income from continuing operations in the second quarter of 2003 was $53.1 million, or $0.95 per share. Net income from continuing operations in the second quarter of 2003 was impacted by a $10.5 million one-time charge ($6.8 million after tax), related to the redemption of all of the outstanding 6 1/2% convertible trust preferred securities (QUIPS). Revenues in the second quarter of 2003 were $255.6 million. Net cash provided by continuing operating activities before changes in operating assets and liabilities was $178.9 million in the second quarter of 2003.

     Newfield’s production in the second quarter of 2004 of 56.0 billion cubic feet equivalent (Bcfe) remained flat when compared to the second quarter 2003 production of 56.2 Bcfe. The following tables detail production and average realized prices for the second quarter of 2004 and 2003.

	2Q04	2Q03	% Change
Production
Natural gas (Bcf)	47.5	46.8	1%
Oil and condensate (MMBbls)	1.4	1.6	(10%)
Total (Bcfe)	56.0	56.2	—

	2Q04	2Q03	% Change
Average Realized Prices+
Natural gas (per Mcf)	$4.89	$4.50	9%
Oil and condensate (per Bbl)	34.18	27.54	24%
Natural gas equivalent (per Mcfe)	5.02	4.51	11%

+Prices shown are net of all applicable transportation expenses, which reduced the realized price of natural gas by $0.03 and $0.02 per Mcf for the three months ended June 30, 2004 and 2003, respectively. The realized price of oil and condensate was reduced by $0.46 and $0.45 per Bbl for the three months ended June 30, 2004 and 2003, respectively. Average realized prices also include the effects of hedging other than our three-way collar contracts, which do not qualify for hedge accounting under SFAS No. 133. Had we included the realized loss on our three-way collar contracts, our average realized price for natural gas would have been $4.82 per Mcf and our average realized price for oil and condensate would have been $31.95 per Bbl for the second quarter of 2004. The settlement of our three-way contracts had no impact on our realized prices for the second quarter of 2003. We did not enter into any three-way collar contracts prior to August 2003.

     Stated on a unit of production basis, Newfield’s lease operating expense (LOE) in the second quarter of 2004 was $0.52 per Mcfe compared to LOE from continuing operations of $0.48 per Mcfe in the same period of 2003. Production taxes in the second quarter of 2004 increased to $0.16 per Mcfe compared to production taxes from continuing operations of $0.13 per Mcfe in the same period of 2003. DD&A expense in the second quarter of 2004 was $1.88 per Mcfe compared to DD&A expense from continuing operations of $1.76 per Mcfe in the same period of 2003. G&A expense (including stock compensation) in the second quarter of 2004 was $0.34 per Mcfe compared to G&A expense from continuing operations of $0.27 in the same period of 2003. G&A expense in the second quarter of 2004 is net of capitalized direct internal costs of $9.2 million compared to $7.4 million in the second quarter of 2003.

     Capital expenditures in the second quarter of 2004 were $236 million.

Year–to-Date 2004

     For the first six months of 2004, Newfield posted net income of $145.3 million, or $2.55 per share. Revenues for the first half of 2004 were $588.1 million. This compares to net income from continuing operations of $112.4 million, or $2.02 per share, on revenues of $523.4 million for the first half of 2003. Net cash provided by continuing operating activities before changes in operating assets and liabilities was $393.2 million in the first half of 2004 compared to $353.3 million in the same period of 2003. See Explanation and Reconciliation of Non-GAAP Financial Measures.

     Production volumes for the first half of 2004 increased 4% above the same period last year. The Company produced 113.3 Bcfe in the first six months of 2004 compared to production from continuing operations of 109.3 Bcfe in the first six months of the prior year. The following tables detail production and average realized prices for the first half of 2004 and 2003:

	1H04	1H03	% Change
Production
Natural gas (Bcf)	95.5	90.8	5%
Oil and condensate (MMBbls)	3.0	3.1	(4%)
Total (Bcfe)	113.3	109.3	4%

	1H04	1H03	% Change
Average Realized Prices+
Natural gas (per Mcf)	$5.10	$4.77	7%
Oil and condensate (per Bbl)	32.87	28.27	16%
Natural gas equivalent (per Mcfe)	5.16	4.76	8%

+Prices shown are net of all applicable transportation expenses, which reduced the realized price of natural gas by $0.02 per Mcf and the realized price of oil and condensate by $0.39 per Bbl for the first half of both years. Average realized prices include the effects of hedging other than our three-way collar contracts, which do not qualify for hedge accounting under SFAS No. 133. Had we included the realized loss on our three-way contracts our average realized price for natural gas would have been $5.06 per Mcf and our average realized price for oil and condensate would have been $31.30 per Bbl for the six months ended June 30, 2004. The settlement of our three-way contracts had no impact on our realized prices for the first half of 2003. We did not enter into any three-way collar contracts prior to August 2003.

     In the first half of 2004, LOE, stated on a unit of production basis, averaged $0.52 per Mcfe, compared to LOE from continuing operations of $0.50 per Mcfe in the same period of 2003. Production taxes in the first half of 2004 decreased to $0.15 per Mcfe compared to production taxes from continuing operations of $0.16 per Mcfe in the same period of 2003. DD&A expense in the first half of 2004 was $1.86 per Mcfe compared to DD&A expense from continuing operations of $1.76 per Mcfe in the same period of 2003. G&A expense (including stock compensation) in the first half of 2004 was $0.33 per Mcfe compared to G&A expense from continuing operations of $0.29 per Mcfe in the prior year. G&A expense in the first half of 2004 is net of capitalized direct internal costs of $16.0 million compared to $14.2 million in the first half of 2003.

     Capital expenditures in the first half of 2004 totaled $389 million.

Explanation and Reconciliation of Non-GAAP Financial Measures

     Earnings stated without the effect of unrealized commodity derivative transactions, a non-GAAP financial measure, exclude certain items that affect the comparability of operating results. Earnings without the effect of these items are presented because the amount of these items cannot be reasonably estimated and because earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts. Commodity derivative expense as stated in our consolidated statement of income for the second quarter of 2004 includes an unrealized increase in the fair value of our three-way collar contracts of $0.9 million, a realized loss of $6.9 million for our three-way collar contracts and a decrease in hedge ineffectiveness of $0.4 million associated with our cash flow hedges. A reconciliation of earnings stated without the effect of the unrealized commodity derivative transactions to net income is shown below:

2Q04
Net income	$67.4
Unrealized commodity derivative (income) expense	(1.3)
Income tax provision adjustment for above item	0.5

Earnings stated without the effect of unrealized commodity derivative transactions	$66.6

     Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of net cash provided by operating activities from continuing operations before changes in operating assets and liabilities to net cash provided by operating activities from continuing operations is shown below:

	2Q04	2Q03
Net cash provided by operating activities from continuing operations	$195.5	$215.8
Less: (Increase) decrease in operating assets and liabilities	10.4	36.9

Net cash provided by operating activities from continuing operations before changes in operating assets and liabilities	$185.1	$178.9

	1H04	1H03
Net cash provided by operating activities from continuing operations	$414.3	$276.8
Less: (Increase) decrease in operating assets and liabilities	21.1	(76.5)

Net cash provided by operating activities from continuing operations before changes in operating assets and liabilities	$393.2	$353.3

Third Quarter 2004 Estimates

     Natural Gas Production and Pricing The Company’s natural gas production in the third quarter of 2004 is expected to be 47 – 51 Bcf (510 – 560 MMcf/d). The price the Company realizes for natural gas production from the Gulf of Mexico and onshore Gulf Coast typically averages $0.15 - $0.20 less than Henry Hub Index after basis differentials, transportation and handling charges. Realized gas prices for our Mid-Continent properties typically average $0.70 - $0.80 less than Henry Hub Index after basis differentials, transportation and handling charges. Hedging gains or losses will affect price realizations.

     Crude Oil Production and Pricing Oil production in the third quarter of 2004 is expected to be 1.8 – 2.0 million barrels (19,000 – 21,000 BOPD). The price the Company receives for Gulf Coast production has typically averaged about $2 below the NYMEX West Texas Intermediate (WTI) price. Oil production from the Mid-Continent has typically sold at a $1.00 – $1.50 per barrel discount to WTI. Hedging gains or losses will affect price realizations.

     Lease Operating and Other Expenses LOE is expected to be $43 – $48 million ($0.72 – $0.80 per Mcfe) in the third quarter of 2004. Production taxes in the third quarter of 2004 are expected to be $12 – $14 million ($0.20 – $0.24 per Mcfe). These expenses vary and are subject to impact from, among other things, production volumes and commodity pricing, tax rates, service costs, the costs of goods and materials and workover activities.

     General and Administrative Expense G&A expense for the third quarter of 2004 is expected to be $17 – $19 million ($0.29 – $0.32 per Mcfe), net of capitalized direct internal costs. Capitalized G&A expense is expected to be $6 – $7 million. G&A expense includes stock and incentive compensation expense. Incentive compensation expense depends largely on net income.

     Interest Expense The non-capitalized portion of the Company’s interest expense for the third quarter of 2004 is expected to be $6 – $7 million ($0.10 – $0.11 per Mcfe). As of July 26, 2004, borrowings under the Company’s credit arrangements are $265 million. The remainder of long-term debt consists of three separate issuances of notes that in the aggregate total $550 million in principal amount. Capitalized interest for the third quarter of 2004 is expected to be about $5 – $7 million.

     Income Taxes Including both current and deferred taxes, the Company expects its consolidated income tax rate in the third quarter of 2004 to be about 35 – 39%. About 35% of the tax provision is expected to be deferred.

     The Company provides information regarding its outstanding hedging positions in its annual report and quarterly reports filed with the SEC and in its electronic publication — @NFX. This publication can be found on Newfield’s web page at http://www.newfld.com. Through the web page, you may elect to receive @NFX through e-mail distribution.

     Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Newfield’s areas of operation include the Gulf of Mexico, the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins and select international ventures.

     **The statements set forth in this release regarding estimated or anticipated third quarter results and production volumes are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, labor conditions and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

Newfield Exploration Company	For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020	Steve Campbell
Houston, TX 77060	(281)847-6081
http://www.newfld.com	info@newfld.com

###

CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in thousands, except share and per share data)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Oil and gas revenues	$282,737	$255,552	$588,092	$523,443

Operating expenses:
Lease operating	28,965	26,917	58,830	54,724
Production and other taxes	9,094	7,463	17,453	17,670
Transportation	1,942	1,859	3,382	3,422
Depreciation, depletion and amortization	105,172	99,191	211,077	192,509
General and administrative (A)	19,061	15,190	37,621	32,196
Gas sales obligation settlement and redemption of securities	—	10,477	—	20,475

Total operating expenses	164,234	161,097	328,363	320,996

Income from operations	118,503	94,455	259,729	202,447
Other income (expenses):
Interest expense	(11,935)	(14,982)	(24,467)	(31,668)
Capitalized interest	4,388	3,899	8,323	7,718
Dividends on convertible preferred securities of Newfield Financial Trust I	—	(2,245)	—	(4,581)
Commodity derivative expense *	(5,594)	(1,629)	(17,835)	(2,846)
Other	340	(9)	1,000	511

	(12,801)	(14,966)	(32,979)	(30,866)

Income from continuing operations before income taxes	105,702	79,489	226,750	171,581
Income tax provision	38,288	26,434	81,428	59,180

Income from continuing operations	67,414	53,055	145,322	112,401
Loss from discontinued operations, net of tax	—	(7,240)	—	(8,020)

Income before cumulative effect of change in accounting principle	67,414	45,815	145,322	104,381
Cumulative effect of change in accounting principle, net of tax**	—	—	—	5,575

Net income	$67,414	$45,815	$145,322	$109,956

Earnings per share:
Basic
Income from continuing operations	$1.20	$1.00	$2.59	$2.13
Loss from discontinued operations	—	(0.14)	—	(0.15)
Cumulative effect of change in accounting principle, net of tax**	—	—	—	0.11

Net income	$1.20	$0.86	$2.59	$2.09

Diluted
Income from continuing operations	$1.18	$0.95	$2.55	$2.02
Loss from discontinued operations	—	(0.13)	—	(0.14)
Cumulative effect of change in accounting principle, net of tax**	—	—	—	0.10

Net income	$1.18	$0.82	$2.55	$1.98

Weighted average number of shares outstanding for basic earnings per share	56,114	53,468	56,019	52,679
Weighted average number of shares outstanding for diluted earnings per share	57,029	57,701	56,884	56,956

(A)	Includes non–cash stock compensation of $969 and $807 for the three months ended June 30, 2004 and 2003, respectively, and $1,960 and $1,486 for the six months ended June 30, 2004 and 2003, respectively.

*	Associated with SFAS No. 133.

**	Associated with the adoption of SFAS No. 143.

PRODUCTION DATA FROM CONTINUING OPERATIONS

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Average daily production:
Oil and condensate (Bbls)	15,629	17,356	16,312	17,104
Natural gas (Mcf)	521.4	513.8	524.9	501.4
Average realized price:
Oil and condensate (Bbls)	$34.18	$27.54	$32.87	$28.27
Natural gas (Mcf)	$4.89	$4.50	$5.10	$4.77

CONDENSED CONSOLIDATED
BALANCE SHEET
(Unaudited, in thousands of dollars)

	June 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$27,853	$15,347
Accounts receivable, oil and gas	184,359	134,774
Inventories	3,664	553
Derivative assets *	12,031	13,786
Deferred taxes	25,431	12,893
Other current assets	43,371	61,563

Total current assets	296,709	238,916

Oil and gas properties, net (full cost method)	2,601,795	2,418,500
Floating production system and pipelines	35,000	35,000
Furniture, fixtures and equipment, net	5,369	5,875
Derivative assets *	3,228	2,223
Other assets	17,644	16,197
Goodwill	16,378	16,378

Total assets	$2,976,123	$2,733,089

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$349,284	$255,522
Derivative liabilities*	81,693	44,696

Total current liabilities	430,977	300,218

Other liabilities	13,040	13,203
Derivative liabilities *	13,190	13,244
Long-term debt	579,559	643,459
Asset retirement obligation **	158,283	151,548
Deferred taxes	267,994	242,839

Total long-term liabilities	1,032,066	1,064,293

Commitments and contingencies	—	—
STOCKHOLDERS’ EQUITY
Common stock	576	571
Additional paid-in capital	811,422	796,256
Treasury stock	(27,081)	(26,679)
Unearned compensation	(9,664)	(10,912)
Accumulated other comprehensive income (loss):
Foreign currency translation adjustment	1,124	851
Commodity derivatives *	(43,538)	(26,428)
Minimum pension liability	(833)	(833)
Retained earnings	781,074	635,752

Total stockholders’ equity	1,513,080	1,368,578

Total liabilities and stockholders’ equity	$2,976,123	$2,733,089

*	Associated with SFAS No. 133.

**	Associated with SFAS No. 143.

CONDENSED CONSOLIDATED
STATEMENT OF CASH FLOWS
(Unaudited, in thousands of dollars)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Cash flows from operating activities:
Net income	$67,414	$45,815	$145,322	$109,956
Loss from discontinued operations, net of tax	—	7,240	—	8,020
Depreciation, depletion and amortization	105,172	99,191	211,077	192,509
Deferred taxes	12,781	13,710	25,340	23,600
Stock compensation	969	807	1,960	1,486
Commodity derivative (income) expense *	(1,251)	1,629	9,511	2,846
Gas sales obligation settlement and redemption of securities	—	10,477	—	20,475
Cumulative effect of change in accounting principle **	—	—	—	(5,575)

	185,085	178,869	393,210	353,317
Changes in operating assets and liabilities	10,448	36,897	21,051	(76,468)

Net cash provided by continuing activities	195,533	215,766	414,261	276,849
Net cash provided by (used in) discontinued activities	—	(3,911)	—	661

Net cash provided by operating activities	195,533	211,855	414,261	277,510

Cash flows from investing activities:
Additions to oil and gas properties	(200,351)	(105,857)	(347,409)	(228,519)
Additions to furniture, fixtures and equipment	(957)	(523)	(1,659)	(2,302)

Net cash used in continuing activities	(201,308)	(106,380)	(349,068)	(230,821)
Net cash used in discontinued activities	—	(1,714)	—	(3,155)

Net cash used in investing activities	(201,308)	(108,094)	(349,068)	(233,976)

Cash flows from financing activities:
Proceeds from borrowings under credit arrangements	253,000	275,000	385,500	1,019,000
Repayments of borrowings under credit arrangements	(244,000)	(340,000)	(446,500)	(915,000)
Repurchases of secured notes	—	(25,726)	(2,895)	(59,595)
Deliveries under the gas sales obligation	—	—	—	(8,442)
Proceeds from issuances of common stock	7,694	136,957	11,321	137,683
Repayments of secured notes	—	—	—	(11,215)
Gas sales obligation settlement	—	—	—	(62,017)
Purchases of treasury stock	(31)	(23)	(402)	(362)
Redemption of trust preferred securities	—	(148,448)	—	(148,448)

Net cash provided by (used in) continuing activities	16,663	(102,240)	(52,976)	(48,396)
Net cash provided by (used in) discontinued activities	—	—	—	—

Net cash provided by (used in) financing activities	16,663	(102,240)	(52,976)	(48,396)

Effect of exchange rate changes on cash and cash equivalents	32	315	289	387

Increase (decrease) in cash and cash equivalents	10,920	1,836	12,506	(4,475)
Cash and cash equivalents from continuing operations, beginning of period	16,933	35,951	15,347	33,798
Cash and cash equivalents from discontinued operations, beginning of period	—	6,636	—	15,100

Cash and cash equivalents, end of period	$27,853	$44,423	$27,853	$44,423

*	Associated with SFAS No. 133.

**	Associated with the adoption of SFAS No. 143.